[letterhead]
ARTHUR J. GALLAGHER & CO.


November 13, 1996

COVOL Technologies, Inc., and
Utah Synfuel #1, L.P.
3280 N. Frontage Rd.
Lehi, UT  84043


Gentlemen:

Arthur J. Gallagher & Co. or one of its subsidiaries (the "Investor") hereby acknowledges receipt of:

(a) Synthetic Coal Investment Summary dated October 31, 1996 attached as Exhibit A hereto:

(b) Financial Projections dated November 7, 1996 entitled Gallagher Newco - Preliminary Proforma attached as Exhibit B hereto; and

(c)      Outline dated  November 12, 1996  entitled US1  Acquisition   Structure
attached as Exhibit C hereto.

The items described in (a), (b) and (c) above are collectively referred to herein as the "Memorandum," and are incorporated herein and are made a part hereof by reference. The transaction described in the Memorandum is referred to herein as the "Transaction," and all other capitalized terms herein have the same meanings as in the Memorandum.

Based on the foregoing Memorandum, the Investor hereby states its intention to Covol and US1 (i) to make an initial investment of $2.5 million, and subsequent license fees and other payments at the times and at the rates described in the Memorandum in respect of the Facility described in the Memorandum and an initial investment of $2.5 million, and subsequent license fees and other payments at the times and at the rates described in the Memorandum in respect of the Expansion described in the Memorandum, in each case based upon production and sales of Briquettes set forth in the Memorandum, and (ii) to use its best efforts to consummate the Transaction and the relevant agreements described in the Memorandum at substantially the same prices, fees and other consideration as soon as the conditions set forth below are satisfied.

The Transaction as set forth above is subject to the reasonable satisfaction by the Investor of each of the following conditions:

     (a) Covol Technologies, Inc. ("Covol") has entered into agreements with third parties for the supply of coal fines (necessary to produce at least 320,000 tons of the Briquettes) and has demonstrated the ready availability of the chemical binder;

     (b) Covol has demonstrated its ability to sell the Briquettes produced at the Facility;

     (c) Covol has entered into an extension of its lease with Railco, Inc. with respect to the facility site until December 31, 2011;

     (d) review by the Investor's engineers of Covol's patented technology to ensure that it meets the requirements of the relevant Private Letter Ruling issued by the Internal Revenue Service to Covol and to ensure that there is no material environmental liability to the Investor as a result of this investment;

     (e) the issuance of all necessary permits and licenses for the construction of the Facility and Covol's agreement to obtain the necessary permits and licenses for the operation of the Facility and an appropriate washer;

     (f) the Facility has been placed in service for purposes of Section 29 of the Internal Revenue Code;

     (g) the receipt by the Investor of a tax opinion from reputable counsel, in form and substance reasonably satisfactory to the Investor, to the effect that the Investor will more likely than not be entitled (i) to the tax credits under Section 29 of the Internal Revenue Code projected from the Transaction and (ii) to prevail on the other tax issues which are the most significant to a taxpayer in the position of the Investor;

     (h) the receipt by the Investor of a legal opinion from reputable counsel, in form and substance reasonable satisfactory to the Investor, to the effect that Newco has been validly formed and that the Investor's liability as an owner of Newco is limited to the extent of its required investment in Newco;

     (i) the execution by US1 and Covol of the relevant agreements described in the Memorandum in form and substance reasonably satisfactory to the Investor, and a satisfactory review of the legal and accounting aspects of the transaction by the Investor; and

     (j) the Facility has commenced daily operations and has produced at least 5000 tons of Briquettes during a 30-day period.

In consideration of the foregoing, Covol and US1 hereby agree that for the next 30 days, they will not negotiate with, or commit to, any other party with respect to the Transaction and that they will extend such period for another 30 days thereafter if, in their sole discretion, they determine that Investor has made substantial progress in consummating the Transaction. Covol and US1 also hereby agree that during such exclusive period, they will use their best efforts to satisfy the above conditions and consummate the Transaction with the Investor. The Investor acknowledges that it is and continues to be bound by that certain confidentiality letter agreement dated September 30, 1996 between Arthur J. Gallagher & Co. and Coalco Corporation (for itself and on behalf of Covol). Nothing in this letter shall limit Covol's right to describe or show the facility to any third party during such exclusive period or to discuss similar investments in similar facilities with such third parties.

All parties acknowledge that after review of the Memorandum, counsel may restructure the Transaction and the relevant agreements described in the Memorandum to better meet the accounting, tax and other objectives of the parties; all parties agree to work with counsel to make such changes as long as they do not adversely affect the underlying economics of the Transaction.

In addition, subject to execution by Covol of the relevant agreements in form and substance reasonably satisfactory to the Investor, the Investor also hereby commits to make two loans in the aggregate amount of $4 million to Covol upon the terms and conditions set forth below:

I.       Convertible Loan.

         (a)      Borrower:         Covol

         (b)      Amount:           $1,100,000

         (c)      Advance:          The loan amount shall be advanced to   Covol
                                    within three business days of the execution of the convertible debt instrument.

         (d)      Term:             Three years from the date of the advance.

         (e)      Interest:         Six  percent  per  annum  simple   interest;
                                    interest shall not be payable but shall accrue until the end of the term, at which time it will be payable in full.

         (f)      Conversion:       At maturity; Covol may at any time, however,
                                    elect to convert all or any portion  of  the
                                    outstanding  principal  and  interest  owing
                                    into shares of common stock  of  Covol.  The
                                    Investor shall receive one  share of  common
                                    stock;  such   shares   having  registration
                                    rights, for each $11 of principal and/or interest converted. The Investor may elect to receive cash in lieu of stock in the event Covol exercises its option prior to maturity.

         (g)      Antidilution:     The conversion price shall be subject to
                                    adjustment to protect the Investor from
                                    dilution from adjustments following
                                    distributions, recapitalizations, stock splits, dividends, and mergers.

II.      Secured Loan

         (a)      Borrower:         Covol

         (b)      Amount:           $2,900,000

         (c)      Advances:         Advances up to the $2,900,000 amount shall
                                    be made from time to time upon the written request of Covol. The first advance shall be available within three business days of the execution of the loan documents.

         (d)      Term:             Three years from the date of the execution
                                    of the loan documents.

         (e)      Interest:         Prime plus 2% simple interest; 50% of
                                    interest shall be payable annually; the
                                    balance shall accrue until the end of the term, at which time it will be payable in full.

         (f)      Prepayment:       Borrower may prepay the loan in whole or in
                                    part without penalty.

         (g)      Security:         The loan shall be secured by a lien on all
                                    real and personal property purchased with the loan proceeds and Covol will account to the Investor for the expenditure of all funds.

The parties understand that the consummation and funding of the above loans are not dependent on the consummation of the Transaction or the preconditions to the Transaction, except for satisfactory confirmation by the Investor of the patented process and satisfactory confirmation of joint venture agreements entered into or proposed by Covol. However, the Transaction will not be completed until the loans have been funded.

This is a letter of intent and, except as provided in the first and third sentences of the paragraph beginning at the bottom of page two, no binding agreement is intended to be created hereby and the parties shall be bound only pursuant to duly executed and delivered definitive agreements referenced herein.

If the foregoing correctly states our understanding, please so indicate by signing below and returning to the undersigned a copy of this letter.

                                                Very truly yours,

                                                ARTHUR J. GALLAGHER & CO.


                                                 /s/ David R. Long
                                                 David R. Long, Vice President

Accepted and agreed this
15th day of November, 1996

COVOL TECHNOLOGIES, INC.


By: /s/ Brent M. Cook
Name/Title: Brent M. Cook, President


UTAH SYNFUEL #1, L.P.


By: /s/ Brent M. Cook
Name/Title: Brent M. Cook, President

                                    EXHIBIT A

                           SYNTHETIC COAL - SECTION 29
                               Investment Summary
                                October 31, 1996



     Project Type: Using a patented binding process, coal fines (small pieces of coal and coal dust resulting from coal mining) can be converted into solid formed coal briquettes. Because the molecular structure of the coal fines is modified during the process, the Internal Revenue Service ("IRS") has ruled that the coal is a synthetic fuel, the production and sale of which enables the seller to claim tax credits under Section 29 of the Internal Revenue Code ("Code").

     Project Description:  Utah   Synfuel  #  1,  L.P.  ("US1")  is  a  Delaware
          limited partnership established to own and operate a coal fines processing facility ("Facility") in Carbon County, Utah. The Facility is currently undergoing start-up procedures and should be fully completed by November, 1996. The synthetic coal from the Facility will be sold to US1 who will then resell it to a railroad company which owns a rail terminal near the Facility. US1 may also sell the synthetic coal to electric utility companies or industrial facilities who use it in their boilers or processes.

     Developer: Covol Technologies, Inc. ("Covol") a Delaware corporation is the general partner of US1. Covol is a public company traded on the OTC Bulletin Board and has a current market capitalization of approximately $70 million.

     Marketing Agent: Coalco Corporation ("Coalco"), a Massachusetts corporation is an affiliate of Palmer Capital Corporation and is the marketing agent seeking investor(s) to purchase the Facility from US1.

     Investor: A tax-oriented corporate investor ("Investor") who purchases the Facility from US1. The Investor should be able to project a long-term ability to use tax credits through 2007.

     Newco: The Investor will create a newly-formed entity ("Newco") which will be created as a vehicle for the Investor to buy the Facility from US1.

     Investment: Newco will purchase the Facility and a proprietary license from
          US1 for $25 million payable at the closing with subsequent payments of approximately xxx cents per million British thermal units ("MMBtus") from the synthetic coal produced and sold. The subsequent payments will be made on a quarterly "pay as you go" basis in arrears to US1. The Investor will be entitled to the Section 29 tax credits generated by the Facility, as well as depreciation and cash flow from operations. In return for its initial investment and subsequent contributions, the Investor can expect to receive approximately $121 million of tax credits and approximately $39 million of additional after-tax benefits and cash through 2007. Because the vast majority of payments will be made as benefits are received, the return on investment is exceptionally high "an after-tax IRR in excess of 100%).

     Section 29 Credits: Section 29 of the Code provides a credit against regular tax liability in an amount equal to $1.005 per MMBtu (1995 rate) for qualifying fuels sold to an unrelated third party. All synthetic coal manufactured is expected to be sold as a qualifying fuel. The Facility is expected to have a total capacity of 360,000 tons per year. The projected Section 29 credits available in 1997 would be approximately $90 million. The Section 29 credit is available for production and sales through 2007 for output from this Facility. The value of the tax credit per MMBtu rises each year with an inflation rate.

          Section 29 tax credits allow a corporate investor to offset taxes on almost all kinds of income. However, Section 29 credits cannot be used to reduce one's tax liability below the Alternative Minimum Tax.
          Section 29 credits can be carried forward indefinitely to the extent that the credits cannot be used as a result of the Alternative Minimum Tax.

     IRS Ruling: In September 1995 Covol received a private letter ruling from the IRS which confirmed that the synthetic coal manufactured by Covol's patented binding process qualifies for the Section 29 credit. The private letter cited the fact that the molecular structure of the coal fines is altered when certain chemicals used in Covol's process are added to the coal fines causing the fines to bind together. The IRS based its ruling on the findings of Covol and its consultants. The primary technological findings, utilizing infrared spectrometry and thermogravimetric mass spectroscopy, were provided by Advanced Combustion Engineering Research Center ("ACERC") which is affiliated with the University of Utah and Brigham Young University.

          Additional support for these findings was provided by the Department of Energy, Sandia National Laboratory and the United States Patent Office.

Proprietary

     Technology: Covol's patented technology combines its liquid binder with coal fines which changes the structure of the carbon molecules so that they can bind together as lump coal. Then an extruder or briquetter forms the coal into usable shapes. This process enables the fuel to be classified as a synthetic coal product, or synfuel, which is a qualified fuel under Section 29.

          In the process, a conditioner is sprayed on the coal fines. The conditioner acts as a reducing agent which allows the oxygen molecules of the coal to mix with the chemicals in the binder. The introduction of the binder takes place in the pug mill or mixer. The resulting moist granular mixture is then fed into the extruder. The extrusions made by the extruder are called briquettes. The briquettes emerge from the extruder and move on conveyor belts to the dryers where the briquettes are heated to remove moisture. The finished briquettes then emerge from the dryers. The binder and the Covol chemical process of binding are both patented.

     Facility Description: The manufacturing process uses an even-flow feeder, a pug mill, an extruder, and dryers to form extrusions of compressed coal (one inch in diameter by one to four inches in length).

          The Facility is expected to produce approximately 360,000 tons per year of synthetic coal. The synthetic coal is expected to have an average heating value of 12,000 Btus per pound. Therefore, the sale of a ton of synthetic coal generates over $25 in tax credits (12,000 Btus per pound times 2,000 pounds in a ton, divided by one million times the tax credit rate, which is projected to be about $1.06 per MMBtu in 1997.) Therefore, the total projected credits for 1997 from the operation are about $9 million increasing to about $12.8 million in 2007.

          (A second production line is expected to be constructed in 1997 in the same building with the first production line. This would double the amount of tax credits available to approximately $19.6 million in
          1998).

     Equipment: With the exception of the two dryers, all of the major equipment is new.

     Land:The Facility is being constructed on land leased from the same railroad company which will initially deliver fines and purchase the synthetic coal output. The present lease is ten years, however, an extension and renewal options are currently being negotiated.

     US1 Structure: US1 is a Delaware limited partnership with Covol as the majority owner and general partner. Covol has granted a non-exclusive license for the technology to US1. US1 purchased and is installing the Equipment under a turn-key contract with Lockwood Greene, a major engineering and construction company headquartered in Spartanburg, SC. All of US1's interest in the equipment necessary to make briquettes and in the license for the technology is expected to be sold to Newco to allow the Investor to claim the tax credits, depreciation and cash flow from US1. Newco may retain Covol to operate and maintain the Facility.

     Operations:  Covol will acquire and sell coal fines to Newco. Covol expects to procure coal fines from nay suppliers located throughout Carbon County and neighboring Emery County. For example, one supplier, the railroad company on whose land the Facility is located, has approximately 320,000 tons of coal fines located within one-half mile of the Facility and is currently negotiating to sell and deliver the coal fines to the Facility.

          Covol has considerable experience in the production of the synthetic fuel, having operated two similar facilities. Operating experience of the Facility include personnel, a payment to Covol for the liquid binder, a management fee to Covol, electricity from Utah Power and Light, water from the Price Water District, and natural gas. The Facility is projected to have an operating margin of up to $1 per ton of synthetic coal produced.

          US1 will purchase all of Newco's briquette output as produced and will resell the briquettes to coal purchasers.

     Coal Fines Supply:  The conversion of coal Fines piles to a useable product provides a significant environmental remediation benefit because coal fines are essentially waste coal left behind at the mouth of a coal mine. There are many coal fines piles in Carbon County and neighboring Emery County including several which are under the control of the State of Utah, Division of Oil and Gas and Mining which is eager to begin clean-up and disposal of such coal fines piles.

          The Facility has been centrally located to allow Covol to utilize coal fines from two major coal fines piles totaling about 6 million tons located a few miles from the Facility. One of the coal fines piles is only six miles from the Facility and is owned by a major investor-owned utility which has closed its mining operations. The other fines pile, located fifteen miles from the Facility, belongs to a Fortune 500 mining Company. For both the utility and the mining company, the coal fines piles are an environmental liability, although for the utility it is a more pressing problem because the utility has ceased operations at the site and has a large reclamation bond which is frozen by the State of Utah until the pile is removed.

     The coal fines from the utility and the mining company piles contain a higher percentage of ash than the coal fines from the 320,000 ton fines pile one-half mile from the Facility. With the ash removed, the utility's and mining company's piles can easily supply the Facility for over 15 years. To reduce the percentage of ash in the coal, near the end of the first year of operation at the Facility (before the 320,000 ton coal fines pile has been exhausted), US1 Covol expects to purchase and install a coal washer at a cost of $2-3 million using, in part, the proceeds from this financing. Once removed from the coal fines piles, ash and waste coal will typically be returned to the coal fines pile site or placed in local landfills. Typically, the original seller of the fines will retain responsibility for ash disposal.

     Technology History: In 1992, Covol built a prototype briquetting facility in Price, Utah, which is located about five miles from the Facility. Covol's fundamental business strategy has been to commercialize the briquette-making technology through joint ventures, licenses and collaborative arrangements with steel, coke and coal producers or investors by building briquette- making facilities.

     Risks and Mitigating Factors: This project has risks including the traditional risks of any relatively new technology and business venture. Many of the risks in this Covol transaction are substantially mitigated for the Investor because of the structure of the primarily "pay-as-you-go" investment and because of the fact that equipment will be in place and operating prior to the initial investment. A listing of some of the risks and their mitigating factors follows:

     The Facility may not be operated efficiently or reliably. Quarterly payments by the Investor for the Facility will be contingent on processing and sale of briquettes in the prior quarter. As operator of the Facility and majority owner of US1, Covol has substantial incentive to maximize output.
     The Facility may not receive air quality permits. The Facility is a "de minimis" source of emissions and the air quality permit will be in hand before the Investor makes the first investment. Further, the Facility is solving a major environmental problem, the disposal of waste coal fines, and, as such, enjoys a favorable review by environmentalists and governmental agencies. The wash plant will require a separate air quality and operating permit.

     Section 29 tax credits may be reduced or eliminated because of higher oil prices. In October 1992, Congress extended the availability of Section 29 credits to 2007 for coal synfuels (such as are produced by this Facility) and gas produced from biomass. The Minimum Wage Increase Act of 1996 extended the grandfather dates for Section 29 projects to December 31, 1996 for binding construction contracts and June 30, 1998 for placement in service. Therefore, the intent of Congress seems clearly in favor of
     Section 29. With respect to the possible phase out of tax credits due to high oil prices, oil prices would have to more than triple (to over $46 per barrel) from the 1995 reference price ($14.62 per barrel) to begin to reduce the availability of the credit and would have to quadruple to result in a complete phase out of the credits. As the Investor would reap some of the benefits from higher energy prices and only pays based on fuel produced which qualifies for the credit, the Investor is well protected in this scenario.

     US1 may not be able to acquire the necessary coal fines. Before Newco buys the Facility, US1 will have signed a contract with the railroad company to deliver 320,000 tones of low-ash coal fines. This is nearly a one-year supply and the railroad company will deliver the coal fines and take away the briquettes. Negotiations are proceeding with the utility and the mining company as explained above which would cover up to an additional 15 years supply. Approximately 40 million tons of coal is mined each year in Carbon County. There are additional coal fines piles located near the Facility which need to be remediated.

          Newco may not be able to sell the synthetic coal product. US1 will be obligated to buy all the output of the Facility and then will be responsible for reselling it to an end-user. Before Newco buys the Facility, US1 will have signed a contract with the railroad company, providing for the railroad to purchase the synthetic coal made from the railroad company's own fines. Negotiations are proceeding with other synthetic coal purchasers, including coal brokers and a mining company for its cogeneration project near Salt Lake City. The synthetic coal is desirable because it burns more evenly in a steam boiler than does run-of-mine coal. Coal products from Utah enjoy strong demand throughout the Western states and substantial amounts of coal are sent from Utah to Asia, particularly Japan. Coal is a commodity and synthetic coal will be sold for the same price per ton as similar grades of coal.

              For further information, please contact Coalco Corporation, the Marketing Agent.

                                 Donald R. Logan
                                 Vice President
                               Coalco Corporation
                          605 Willowglen Rd., Suite 200
                             Santa Barbara, CA 93105
                               Tel. (805) 687-2315
                               Fax (805) 687-2795

                                       or

                                 Gordon L. Deane
                            Executive Vice President
                           Palmer Capital Corporation
                            13 Elm Street, Suite 200
                               Cohasset, MA 02025
                               Tel. (617) 383-3200
                               Fax (617) 383-3205

                                    EXHIBIT B

                                 GALLAGHER NEWCO
                              PRELIMINARY PROFORMA

*** Missing informaiton my be available upon request to the Company

                                    EXHIBIT C

                            US1 ACQUISITION STRUCTURE
                                November 12, 1996



     1. Covol Technologies, Inc., a Delaware corporation ("Covol") is a public company which has developed a patented technology to produce synthetic coal products ("Briquettes") from coal fines mixed with a chemical binder.

     2. Covol is leasing from Railco, Inc. certain real estate (the "Premises") near Price, Utah for a term (and extension) commencing on June 20, 1996 and ending on December 31, 2011; it has also entered into a construction contract with Lockwood Greene for the construction of a facility to produce the Briquettes (the "Facility") on the Premises.

     3. Covol has formed Utah Synfuel #1,L.P., a Delaware limited partnership ("US1") having Covol ***.

     4. Covol and US1 have entered into a license agreement under which Covol has granted US1 a non-exclusive license of the patented technology for 15 years for a lump sum payment of *** and a sale agreement under which Covol will sell the Facility to US1 upon completion and delivery for *** in cash.

     5. Coalco Corporation, a Massachusetts corporation ("Coalco"), has entered into an exclusive financial advisor agreement with Covol and US1 under which Coalco has been engaged to advise on maximizing the value of the Facility and the license. Coalco is owned by Douglas Kinney, Gordon Deane, Thomas Linden and Donald Logan. Geocapital, Inc., an Illinois corporation ("Geo") is owned by George Fink.

     6. Coalco, after discussions with Geo, has introduced Covol and US1 to Arthur J. Gallagher & Co. (the "Investor") who is interested in maximizing the value of the Facility and the license.

     7. The Investor will form and own a limited partnership ("Newco") with Covol or a subsidiary thereof as its general partner and then agree to fund Newco on an ongoing basis in order to accomplish the transactions described in this Memorandum. The Investor will agree with US1 and Covol that it will honor its agreed-upon funding obligations to Newco. The Investor will enter into an agreement with Geo under which Geo will be compensated for its role in the transaction on a quarterly basis tied to the level of Briquette production and sales at the Facility.

*** Missing information my be available upon request to the Company


     8. Newco will enter into an acquisition agreement with US1 to acquire the Facility for a purchase price of *** payable upon the Facility passing the agreed-upon performance test described in paragraph (j) of the accompanying letter.

     9. US1 will also license the technology to Newco for 15 years for a fee based on the amount of Briquettes produced and sold by Newco during the prior quarter. The license fee will be at the rate of *** (escalating with inflation). "Qualifying" means that the Briquettes meet the standards represented in Covol's request dated March 22, 1995 for an IRS Private Letter Ruling.

     10. Newco will give a first priority security interest over the Facility, the license, and its related assets and rights back to US1 to secure Newco's obligations under its agreements with US1 and Covol. If at any time Newco defaults, US1 will be entitled to acquire the Facility and related assets and license rights (for no consideration) through foreclosure. If required by applicable laws to grant US1 additional
          remedies  as a secured  creditor,  Newco  will  deliver  a      ***
          mortgage debt instrument to US1 at closing secured by the Facility. This secured loan would be paid down during the next 11 years in equal quarterly installments of principal. The preceding sentence modifies the Financial Projections attached as Exhibit "B."

     11. Covol will lease to Newco (i) the portion of the Premises on which the Facility is located (ii) a portion of the building in which the Facility is located, and (iii) certain equipment outside the building (e.g. washer, truck scales, load equipment, etc.) which are incidental but necessary to the Facility's operation. The lease will be in effect until December 31, 2011 at a rental of *** per month (escalating with inflation).

     12. Newco will enter into an O&m Agreement with Covol for a fixed fee of *** (escalating with inflation) payable quarterly. This fee will be subject each quarter to an appropriate bonus (or penalty) which will be payable (or assessed) to the extent of any excess (or shortfall) in Briquettes produced and sold by Newco beyond or below) the projected MMBtu's. The O&M fee is intended to cover routine O&M expenses (including supplies, labor, etc.) for which Covol will be responsible. In addition, Covol will wash the coal fines purchases by Newco for a fee of *** per ton. Plus a reasonable ash disposal fee.

     13. Newco, however, will be responsible for the actual expenses associated with (a) utilities and coal fines washing; and (b) any necessary modification or improvement of the Facility and for non-routine repairs, provided that in each case such expenses do not exceed annually the amount set forth in a 12-year "operations budget" and a 12-year "capital expenditure budget," respectively, agreed-upon between Newco and Covol at closing. Covol will be responsible for any expenditures in excess of the annual budgets. Newco will basically own and operate the Facility in accordance with the assumptions in the financial models.

*** Missing information my be available upon request to the Company


     14. Covol will enter into a supply agreement with Newco to use its best efforts to supply and deliver until December 31, 2007 the coal fines and the chemical binder necessary to produce the Briquettes at market prices which are assumed for the purpose of the Outline to be *** per ton for the coal fines and *** per ton for the chemical binder (both prices escalating with inflation or a coal price index). In turn, Covol will then have the obligation to locate and purchase adequate coal fines from suppliers in the area and the necessary chemical binder throughout the term of the supply agreement.

     15. Using the coal fines and the chemical binder, Newco will then produce the Briquettes and sell them to US1 pursuant to an 11-year "take or pay" arrangement at a price equal to the *** (escalating at the same rate as in #14 above - either with inflation or a coal price index). Newco will have the right to sell the Briquettes to a third party at a higher price but US1 will then have the right to match. In turn, US1 will be responsible for selling all the Briquettes produced at the Facility to willing end-users who would use the Briquettes to provide energy for their manufacturing, industrial or other facility.

     16. US1 will have the right under its acquisition agreement with Newco to reacquire on January 1, 2008 the Facility and related assets for their ten fair market value.

     17. Newco will have the right to "abandon" the Facility and related assets in the case where there is a material adverse change to the economics of the transactions or the Investor is unable to utilize the tax benefits. Newco will provide US1 with advance notice of its intention to abandon the Facility. Such notice shall be six months in advance if one line is in operation and three months in advance if two lines are in operation. In each case, US1 will be required to use its best efforts to resume possession and title to all such assets for fair consideration (not to exceed 50% of the initial down payments) to Newco. After three years from the closing of the Transaction, Newco shall waive such fair consideration if it abandons the property pursuant to this paragraph.

     18. In addition, Covol will undertake to enter into a construction agreement for the expansion of the Facility (the "Expansion") prior to December 31, 1996. The Expansion, after completion, would be capable to producing another 360,000 tons of Briquettes annually, Covol will undertake to have the Expansion completed and in daily operation prior to September 30, 1997 and to do all other things necessary to qualify the production for credits under Section 29 of the Code.

     19. Newco will acquire the Expansion upon startup for a purchase price of *** payable as follows: *** when Briquette production from the Facility reaches *** tons in any 30-day period; *** when Briquette production from the Expansion reaches *** in any 30-day period; and *** in three *** installments payable when Briquette production from the Expansion reaches the ***, *** and *** cumulative ton milestones. In addition, Newco, Covol and US1 will also consummate the relevant agreements (and on terms substantially the same as are) set fothr in #8-17 above, except (i) Covol or its designee will be the other party in each case instead of US1, and (ii) the equipment (except the washer) and building leased in #11 (ii) and
          (iii) will be transferred to Newco for no additional consideration.

     20. All agreements described in this Outline are to be governed by the laws of the State of Utah.

     21. The parties will be responsible for their respective costs and expenses (including all counsel fees) incurred in the consummating the Transaction. The Investor will be responsible for the costs and expenses (including all counsel fees) incurred in managing Newco's business or affairs.